UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2022

SunPower Corporation
(Exact name of registrant as specified in its charter)

001-34166
(Commission File Number)

Delaware	94-3008969
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1414 Harbour Way South, Suite 1901, Richmond, California 94804
(Address of principal executive offices, with zip code)

(408) 240-5500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, $0.001 par value per share	SPWR	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 12, 2022, SunPower Corporation (“SunPower” or the “Company”) entered into a credit agreement with the lenders party thereto, BofA Securities, Inc. and Bank of the West, as joint lead arrangers and joint bookrunners, and Bank of America, N.A., as Administrative Agent, Collateral Agent, Swingline Lender and an L/C Issuer (the “Credit Agreement”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.

The Credit Agreement consists of the following facilities:

•a $100 million revolving credit facility (“Revolver”), maturing on September 12, 2027; and
•a $100 million term loan facility (“Term Loan Facility” and, together with the Revolver, the “Facilities”), maturing on (a) September 12, 2027 or (b) if all or a portion of the outstanding 2023 Convertible Notes have converted into Equity Interests of the Borrower (together, if applicable, with cash in lieu of any fractional unit of Equity Interests) (the date of such conversion, the “2023 Convertible Notes Conversion Date”) has occurred, on September 12, 2024; provided that the portion of the Term Loan Facility that is applied to repay any 2023 Convertible Notes that do not convert will still mature on September 12, 2027 regardless of the occurrence of the 2023 Convertible Notes Conversion Date with respect to other 2023 Convertible Notes.

The Revolver and Term Loan Facility may be increased by up to an additional $100 million plus additional amounts so long as the Total Net Leverage Ratio does not exceed 3.50:1.00, at the Company's option if the Lenders are willing to provide such increased commitments, subject to certain conditions as set forth in the Credit Agreement.

SunPower expects to use the proceeds of (a) the Term Loan Facility only for (i) the repayment of any outstanding 2023 Convertible Notes at maturity or repay the Revolving Loans previously drawn for such repayment of the 2023 Convertible Notes, (ii) the payment of fees, expenses and other Transaction Costs incurred in connection therewith and (iii) if the 2023 Convertible Notes Conversion Date has occurred, or if less than the full amount of the Term Facility is drawn for the purposes in the foregoing clauses (a)(i) and (a)(ii), general corporate and working capital purposes of the Borrower and its Subsidiaries consistent with the limitations in the Credit Agreement and (b) the Revolving Loans and Letters of Credit for (i) general corporate and working capital purposes of the Borrower and its Subsidiaries consistent with the limitations in the Credit Agreement and (ii) the payment of fees, expenses and other Transaction Costs incurred in connection with the transactions contemplated by the Credit Agreement and the other Loan Documents. Immediately following the closing, there were no borrowings outstanding under either the Revolver or the Term Loan Facility, and there were issued but undrawn letters of credit outstanding in an amount of $1.5 million, which were transferred from the ABL Facility (defined below) and deemed issued under the Credit Agreement as of the closing date.

SunPower is the sole borrower under the Credit Agreement. The obligations under the Credit Agreement are guaranteed by certain of its direct and indirect wholly owned domestic subsidiaries and are secured by a pledge of all of the Company's and such subsidiary guarantors’ assets, subject to customary limitations and exclusions. The security interests are evidenced by a pledge and security agreement with Bank of America, N.A., in its capacity as collateral agent, and other related agreements.

The interest rate for borrowings under the Facilities is based on, at the Company's option, either (1) the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” or (c) the Term SOFR plus 1.00%, plus, in each case, a margin of 1.25% to 2.25%, depending on SunPower’s Total Net Leverage Ratio; or (2) the Term SOFR plus a margin of 2.25% to 3.25%, depending on SunPower’s Total Net Leverage Ratio. Term SOFR is subject to “credit spread adjustments” of 0.10%, 0.15% and 0.25% for one, three and six month interest periods, respectively. A commitment fee of between 0.25% and 0.35%, depending on SunPower’s Total Net Leverage Ratio, is payable quarterly on the undrawn portion of the Revolver.

The Term Loan Facility requires quarterly principal payments on the last business day of each fiscal quarter, commencing with the fiscal quarter ending on March 31, 2023, the principal amount of outstanding Term Loans equal to 1.25% of the aggregate principal amount of all outstanding Term Loans that have been funded prior to the termination of the Term Commitment, with the balance due at maturity. Any amounts outstanding on the Revolver are due at maturity. In addition, subject to the terms and conditions set forth in the Credit Agreement, SunPower is required to make certain mandatory prepayments from the net proceeds of specified types of asset sales (subject to certain reinvestment rights), debt issuances and insurance recoveries (subject to certain reinvestment rights) (“Mandatory Prepayments”). Subject to certain exceptions set forth in the Credit Agreement, Mandatory Prepayments, if any, are generally required to be applied by SunPower, first, to the Term Loan Facility, second, to any outstanding amount under any Swingline Loans, third, to the Revolver to the extent outstanding amounts exceed the Revolving Commitment, fourth, to prepay any outstanding Revolving Loans and reimbursement obligations with respect to Letters of Credit and thereafter, to cash collateralize any Letters of Credit. Subject to certain limitations, the Company may voluntarily prepay any of the Facilities without premium or penalty.

The Credit Agreement contains affirmative and negative covenants customarily applicable to senior secured credit facilities, including covenants restricting the ability of SunPower and certain of its subsidiaries, subject to negotiated exceptions, to: incur additional indebtedness; create liens or guarantee obligations; enter into sale-leaseback transactions; merge, liquidate or dispose of assets; make acquisitions or other investments; enter into hedging agreements; pay dividends and make other distributions and engage in transactions with affiliates. Under the Credit Agreement, SunPower and its subsidiaries may not invest cash or property in, or loan to, SunPower’s Unrestricted Subsidiaries amounts exceeding the limitations set forth in the Credit Agreement. In addition, under the Credit Agreement, SunPower must maintain the following financial covenants (calculated for SunPower and its Restricted Subsidiaries on a consolidated basis):

•a Total Net Leverage Ratio on the last date of any Test Period no greater than 4.50:1.00;
•a Consolidated Interest Coverage Ratio on the last day of any Test Period of at least 1.75:1.00;
•a Consolidated Asset Coverage Ratio on the last day of any Test Period of at least 1.50:1.00; and
•Liquidity on the last day of any Test Period of at least $100,000,000.

The Credit Agreement contains customary representations and warranties and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross defaults and an event of default upon a change of control of SunPower. These representations and warranties and events of default are subject to customary baskets, thresholds and exceptions. If an event of default occurs and is not cured within any applicable grace period or is not waived, the agent would be entitled to take various actions, including accelerating amounts due under the outstanding Facilities. If the indebtedness under the Credit Agreement were accelerated, SunPower and the subsidiaries guaranteeing the indebtedness might not have sufficient funds to pay such indebtedness. In that event the lenders would be entitled to enforce their security interests.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion in Item 1.01 is incorporated herein by reference.

Item 8.01.	Other Events.

Also on September 12, 2022, the Company terminated its asset-based lending credit facility with Bank of America, N.A. (the “ABL Facility”). On the date of termination, the outstanding borrowings under the ABL Facility were repaid in full. Notwithstanding the foregoing, certain letters of credit were transferred to, and remain issued and outstanding under, the Credit Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The exhibits listed on the Exhibit Index immediately preceding such exhibits are furnished as part of this Current Report on Form 8-K.

Exhibit No.	Description
10.1
Credit Agreement, dated as of September 12, 2022 among SunPower Corporation, certain of its subsidiaries as guarantors, the Lenders (as defined therein) from time to time party thereto, the L/C Issuers (as defined therein) from time to time party thereto and Bank of America, N.A., as Administrative Agent, Collateral Agent, Swingline Lender and L/C Issuer

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

Date: September 15, 2022	By:	/S/ GUTHRIE DUNDAS
	Name:	Guthrie Dundas
	Title:	Interim Chief Financial Officer